Exhibit 10.1

INCREMENTAL FACILITY AMENDMENT

INCREMENTAL FACILITY AMENDMENT, dated as of January 11, 2019 (this “Agreement”), by and among Canyon Valor Companies, Inc., a Delaware corporation, formerly known as GTCR Valor Companies, Inc. (the “Borrower”), each of the other Loan Parties named on the signature pages hereto (each a “US Loan Party”), and Deutsche Bank AG New York Branch (the “Incremental Term Loan Lender”), and acknowledged by Deutsche Bank AG New York Branch, as Administrative Agent.

RECITALS:

WHEREAS, reference is hereby made to the First Lien Credit Agreement, dated as of June 16, 2016 (as amended by (i) that certain Incremental Facility Amendment dated as of March 17, 2017, (ii) that certain Refinancing Amendment and Incremental Facility Amendment dated as of August 4, 2017, (iii) that certain Incremental Facility Amendment dated as of December 14, 2017, (iv) that certain Repricing Amendment dated as of February 8, 2018, (v) that certain Repricing Amendment dated as of October 22, 2018, (vi) that certain Incremental Facility Amendment dated as of December 28, 2018 and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Canyon Companies S.à r.l., a private limited liability company (société à responsabilité limitée) organized and established under the laws of Luxembourg, having its registered office at 6D, route de Trèves, L-2633 Senningerberg, Grand-Duchy of Luxembourg, and registered with the Luxembourg Register of Commerce and Companies under number B 187.216 (“Holdings”), Canyon Group S.à r.l., a private limited liability company (société à responsabilité limitée) organized and established under the laws of Luxembourg, having its registered office at 6D, route de Trèves, L-2633 Senningerberg, Grand-Duchy of Luxembourg, and registered with the Luxembourg Register of Commerce and Companies under number B 202.299 (“Intermediate Lux Holdings” and “Lux Co-Borrower”), Canyon Valor Holdings, Inc., a Delaware corporation, formerly known as GTCR Valor Holdings, Inc. (“Intermediate U.S. Holdings”), the Borrower, the lending institutions from time to time party thereto, and Deutsche Bank AG New York Branch, as Administrative Agent and Collateral Agent (capitalized terms used but not defined herein having the meaning provided in the Credit Agreement); and

WHEREAS, pursuant to and in accordance with Section 2.20 of the Credit Agreement, the Borrower may establish an Incremental Term Increase by, among other things, entering into one or more Incremental Facility Amendments with Additional Term Lenders or existing Lenders;

WHEREAS, the Incremental Term Loan Lender and the Borrower wish to establish an Incremental Term Increase on the terms set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

The Incremental Term Loan Lender hereby commits to provide, subject to satisfaction of the conditions set forth in Section 9 of this Agreement, the Incremental Term Increase as set forth on Schedule A annexed hereto, and agrees to make the Incremental Term Loans thereunder upon satisfaction of the conditions set forth in Section 10 of this Agreement, on the terms set forth below.

The Incremental Term Loan Lender (i) confirms that it has received a copy of the Credit Agreement and the other Loan Documents and the exhibits thereto, together with copies of the most recent financial statements referred to in Section 5.01 of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender or Agent, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent or the Collateral Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto; and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender. This Agreement shall constitute (i) the notice required to be delivered by the Borrower to the Administrative Agent pursuant to Section 2.20(a) of the Credit Agreement and (ii) an “Incremental Facility Amendment” for purposes of Section 2.20(d) of the Credit Agreement.

Notwithstanding any provision to the contrary herein or in the Credit Agreement, the terms of the Incremental Term Increase (including without limitation the Applicable Rate, the principal payment terms applicable thereto and the maturity date thereof) shall be the same as the terms of the Initial Dollar Term Loans outstanding immediately prior to giving effect to this Agreement, and such Incremental Term Increase shall be deemed to be “Initial Term Loans” for all purposes of this Agreement, the Credit Agreement and each other Loan Document and shall constitute one tranche with, and be the same Class as, the Initial Dollar Term Loans made on the 2017 Amendment Effective Date. Following the 2019 Incremental Amendment Funding Date (as defined below) and the funding of the Incremental Term Increase on the 2019 Incremental Amendment Funding Date, each reference to “Initial Term Loans” and “Initial Dollar Term Loans” shall include the Incremental Term Increase and each reference to “Lender” shall include the Incremental Term Loan Lender hereunder, in each case, unless the context shall require otherwise. Each of the parties hereto hereby agrees that, with the consent of the Borrower (not to be unreasonably withheld), the Administrative Agent may take any and all action as may be reasonably necessary to ensure that all amounts of such Incremental Term Increase, when originally made, are Initial Dollar Term Loans for all purposes under the Loan Documents and are included in each Borrowing of outstanding Initial Dollar Term Loans on a pro rata basis. This may be accomplished at the discretion of the Administrative Agent by allocating a portion of each such Incremental Term Increase to each outstanding Eurodollar Loan that is a Term Loan of the same Class on a pro rata basis, even though as a result thereof such Incremental Term Increase may effectively have a shorter Interest Period than the Term Loans included in the Borrowing of which they are a part (and notwithstanding any other provision of the Credit Agreement that would prohibit such an initial Interest Period). The Incremental Term Increase shall not accrue interest for any period prior to the 2019 Incremental Amendment Funding Date and the Borrower shall not be required to pay interest on the Incremental Term Increase pursuant to Section 2.13 of the Credit Agreement for any period prior to the 2019 Incremental Amendment Funding Date.

Subject to satisfaction of the conditions set forth in Section 9 and Section 10 of this Agreement, the Incremental Term Loan Lender hereby agrees to make the Incremental Term Increase on the following terms and conditions:

1.	Applicable Rate. For the avoidance of doubt, the Applicable Rate for ABR Loans or for Eurodollar Loans, as applicable, for the Incremental Term Increase shall mean, as of any date of determination, the applicable percentage per annum with respect to any Initial Dollar Term Loan as set forth in the definition of “Applicable Rate” in the Credit Agreement. All Interest Periods applicable to Initial Dollar Term Loans shall continue in effect after the 2019 Incremental Amendment Funding Date. The Incremental Term Increase shall be initially incurred pursuant to a single Borrowing of Eurodollar Loans, with such Borrowing to be subject to (x) Interest Periods which commence on the 2019 Incremental Amendment Funding Date and end on the last day of the Interest Period applicable to the Initial Dollar Term Loans and (y) the LIBO Rate applicable to the Initial Dollar Term Loans. From and after the 2019 Incremental Amendment Funding Date to the first Interest Payment Date to occur after the 2019 Incremental Amendment Funding Date, the Borrower shall make to the Administrative Agent on such first Interest Payment Date (and the Administrative Agent shall distribute to the applicable Lenders in accordance with the Credit Agreement) all payments in respect of interest on the Incremental Term Increase to the Term Lenders for amounts which have accrued on the Incremental Term Increase from the 2019 Incremental Amendment Funding Date to but excluding such Interest Payment Date.

2.	Amortization Payments. Subject to the adjustments pursuant to paragraph (c) of Section 2.10 of the Credit Agreement, the Borrower shall repay Initial Dollar Term Loans (including the Incremental Term Increase) on the last day of each March, June, September and December in the principal amount of Terms Loans as follows; provided that if any such date is not a Business Day, such payment shall be due on the next preceding Business Day:

(A) Payment Date	(B) Amortization Payment
March 31,2019	$2,787,139.94
June 30, 2019	$2,787,139.94
September 30, 2019	$2,787,139.94
December 31, 2019	$2,787,139.94
March 31, 2020	$2,787,139.94
June 30, 2020	$2,787,139.94
September 30, 2020	$2,787,139.94
December 31, 2020	$2,787,139.94
March 31, 2021	$2,787,139.94
June 30, 2021	$2,787,139.94
September 30, 2021	$2,787,139.94
December 31, 2021	$2,787,139.94
March 31, 2022	$2,787,139.94
June 30, 2022	$2,787,139.94
September 30, 2022	$2,787,139.94
December 31, 2022	$2,787,139.94
March 31, 2023	$2,787,139.94

3.	Voluntary and Mandatory Prepayments; Maturity.

(a)	Scheduled installments of principal of the Incremental Term Increase set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Initial Dollar Term Loans in accordance with Section 2.11 of the Credit Agreement.

(b)	The Incremental Term Increase will mature on the maturity date applicable to the Initial Term Loans, which date is June 16, 2023.

4.	Ranking and Security. The Incremental Term Increase shall rank equal in right of payment and equal in right of security with the Initial Dollar Term Loans.

5.	[Reserved].

6.	Use of Proceeds. The proceeds of the Incremental Term Increase shall be used for general corporate, working capital purposes investments, and Permitted Acquisitions and other uses not prohibited by the Credit Agreement.

7.	Incremental Term Loan Lenders. The Incremental Term Loan Lender acknowledges and agrees that upon the funding of the Incremental Term Increase, such Incremental Term Loan Lender shall be deemed to be a “Lender” and “Term Lender” under, and for all purposes of, the Credit Agreement and the other Loan Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder and under the Intercreditor Agreements, as applicable, pursuant to Section 9.18 of the Credit Agreement.

8.	Credit Agreement Governs. Except as set forth in this Agreement, the Incremental Term Increase shall otherwise be subject to the provisions of the Credit Agreement and the other Loan Documents.

9.	Conditions to Effectiveness of this Agreement. The effectiveness of this Agreement and the commitment of the Incremental Term Lender to make Incremental Term Loans (subject solely to the conditions set forth in Section 10) are subject to the satisfaction (the date of such satisfaction, the “2019 Incremental Amendment Effective Date”), of the following conditions:

(a)	Delivery of Documents. The Incremental Term Loan Lender (or its counsel) shall have received, dated as of the 2019 Incremental Amendment Effective Date, from the Borrower and the Incremental Term Loan Lender, duly signed counterparts of this Agreement;

(b)	Certifications. By its execution of this Agreement, as of the 2019 Incremental Amendment Effective Date, the undersigned officer of the Borrower and each other US Loan Party, to the best of his or her knowledge, hereby certifies, solely in his or her capacity as an officer of the Borrower or each other US Loan Party and not in his or her individual capacity, that (i) no Event of Default exists on the 2019 Incremental Amendment Effective Date before or after giving Pro Forma Effect to the Incremental Term Increase contemplated hereby and (ii) the representations and warranties of the Borrower and each other US Loan Party set forth in the Loan Documents are true and correct in all material respects on and as of the 2019 Incremental Amendment Effective Date; provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date.

10.	Conditions to borrowing the Incremental Term Increase. The obligations of the Incremental Term Loan Lender to extend the Incremental Term Increase is subject to the satisfaction, or waiver by the Incremental Term Loan Lender (the date of such satisfaction or waiver, the “2019 Incremental Amendment Funding Date”), of the following conditions, in each case to be satisfied, or waived by the Incremental Term Loan Lender, on or prior to January 23, 2018:

(a)	2019 Incremental Amendment Effective Date. The 2019 Incremental Amendment Effective Date shall have occurred.

(b)	Delivery of Documents. The Incremental Term Loan Lender (or its counsel) shall have received each of the following, each dated the 2019 Incremental Amendment Funding Date unless otherwise indicated or agreed to by the Administrative Agent:

(i)	a customary written opinion of Kirkland & Ellis LLP, counsel to the Borrower, addressed to the Incremental Term Loan Lender, in form and substance reasonably satisfactory to the Incremental Term Loan Lender;

(ii)	to the extent applicable in the relevant jurisdiction, certificates attesting to the good standing of the Borrower in its jurisdiction of formation or incorporation certified as of a recent date by the relevant Governmental Authority;

(iii)	a certificate, executed by any Responsible Officer of the Borrower (A) certifying as to the names and signatures of each officer of the Borrower executing and delivering this Agreement, (B) either (x) attaching the Organizational Documents of the Borrower certified, if applicable, by the relevant authority of its jurisdiction of organization or (y) certifying that there has been no change to such Organizational Document since last delivered to the Administrative Agent and (C) attaching the resolutions of the Borrower’s board of directors or other appropriate governing body approving and authorizing the execution, delivery and performance of this Agreement; and

(iv)	a certificate, executed by any Responsible Officer of the Borrower, certifying that (i) no Event of Default exists on the 2019 Incremental Amendment Funding Date before or after giving Pro Forma Effect to the Incremental Term Increase contemplated hereby, (ii) the representations and warranties of the Borrower set forth in the Loan Documents are true and correct in all material respects on and as of the 2019 Incremental Amendment Funding Date; provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date and (iii) immediately before and immediately after the consummation of funding of the loans pursuant to the Incremental Term Increase to occur on the 2019 Incremental Amendment Funding Date, after taking into account all applicable rights of indemnity and contribution, (A) the sum of the debt (including contingent liabilities) of Holdings and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value (on a going concern basis) of the assets of Holdings and its Subsidiaries, taken as a whole; (B) the capital of Holdings and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of Holdings and its Subsidiaries, taken as a whole, contemplated as of the date hereof; and (C) Holdings and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debts as they mature in the ordinary course of business. For the purposes of clause (C) above, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5) in the ordinary course of business.

(c)	Fees.

(i)	Incremental Term Loan Lender shall have received all fees required to paid by the Borrower on the 2019 Incremental Amendment Funding Date pursuant to that certain Fee Letter, dated as of January 11, 2019 between the Borrower and the Incremental Term Loan Lender (the “Fee Letter”) (which amounts may, at the election of the Borrower, be offset against the proceeds of the Incremental Term Increase).

(ii)	The Borrower shall have paid, upon the borrowing of the Incremental Term Increase (or substantially simultaneously with the borrower of the Incremental Term Increase) (which amounts may, at the election of the Borrower, be offset against the proceeds of the Incremental Term Increase) the reasonable out-of-pocket expenses of the Incremental Term Loan Lender in connection with this Agreement and the transactions contemplated hereby and any other fees and expenses required to be paid on the 2019 Incremental Amendment Funding Date pursuant to Section 9.03 of the Credit Agreement (including the reasonable fees, charges and disbursements of Davis Polk & Wardwell LLP) and with respect to expenses, to the extent invoiced at least one business day prior to the 2019 Incremental Amendment Funding Date (except as otherwise reasonably agreed by the Borrower).

(d)	Borrowing Notice. The Incremental Term Loan Lender shall have received, at least one Business Day prior to the borrowing of the Incremental Term Increase, an executed borrowing notice from the Borrower with respect to the Incremental Term Increase setting forth the date of the proposed borrowing, the aggregate amount of the proposed borrowing, type of borrowing, interest period and class of proposed borrowing

11.	Termination of commitment to provide Incremental Term Increase. For the avoidance of doubt, if the 2019 Incremental Amendment Funding Date has not occurred on or prior to January 23, 2019, then the Incremental Term Lender shall be under no obligation to fund the Incremental Term Increase and its commitment hereunder shall terminate.

12.	Effect on Loan Documents. Except as specifically amended hereby, all Loan Documents shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. Without limiting the generality of the foregoing:

(a)	the execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of the Administrative Agent, the Collateral Agent or any Lender under any Loan Document, nor constitute a waiver of any provision of any Loan Document or in any way limit, impair or otherwise affect the rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders under any Loan Document;

(b)	on and after the 2019 Incremental Amendment Funding Date, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import referring to the Credit Agreement and each reference in any other Loan Document to “the Credit Agreement,” “thereunder,” “thereof,” “therein” or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement as amended by this Agreement, and this Agreement and the Credit Agreement shall be read together and construed, as a single instrument;

(c)	nothing herein shall be deemed to entitle the Borrower (or any other Loan Party) to a further amendment to, or a consent, waiver, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances; and

(d)	each of the parties hereto hereby acknowledges and agrees that this Agreement shall constitute a Loan Document for all purposes of the Credit Agreement and the other Loan Documents and (ii) the terms of this Agreement do not constitute a novation but, rather, an amendment of the terms of certain pre-existing Indebtedness and the Credit Agreement and the incurrence of certain new indebtedness, as evidenced by the Credit Agreement and this Agreement. For the avoidance of doubt, each representation and warranty in the Credit Agreement with regard to the Loan Documents shall be deemed a representation and warranty with regard to this Agreement.

13.	Expenses. The Borrower agrees to pay all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent and the Collateral Agent in connection with this Agreement and any other documents prepared in connection herewith and the consummation and administration of the transactions contemplated hereby, in each case to the extent required by (and subject to the limitation contained in) Section 9.03 of the Credit Agreement. The Borrower hereby confirms that the indemnification provisions set forth in Section 9.03 of the Credit Agreement shall apply to this Agreement and any other documents prepared in connection herewith and the consummation and administration of the transactions contemplated hereby, and such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs (including settlement costs) expenses and disbursements (including fees, disbursements and charges of counsel) (as more fully set forth therein as applicable) as described therein which may arise herefrom or in connection herewith.

14.	Recordation of the New Loans. Upon execution and delivery hereof, the Administrative Agent will record the Incremental Term Increase, as the case may be, made by the Incremental Term Loan Lender in the Register.

15.	Acknowledgement and Consent. The Borrower and each other Loan Party party hereto hereby acknowledges that it has reviewed the terms and provisions of the Credit Agreement and this Agreement and consents to the amendment of the Credit Agreement effected pursuant to this Agreement, including without limitation, the making of the Incremental Term Increase. The Borrower and each other Loan Party party hereto hereby confirms that each Loan Document to which it is a party or otherwise bound and all Collateral encumbered thereby will continue to guarantee or secure, as the case may be, to the fullest extent possible in accordance with the Loan Documents the payment and performance of all “Secured Obligations” under each of the Loan Documents to which it is a party (in each case as such terms are defined in the applicable Loan Document), including without limitation, the Incremental Term Increase. The Borrower and each other Loan Party party hereto acknowledges and agrees that any of the Loan Documents (as they may be modified by this Agreement) to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Agreement other than to the extent expressly contemplated hereby.

16.	Amendment, Modification and Waiver. This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

17.	Entire Agreement. This Agreement, the Credit Agreement, the Fee Letter and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

18.	GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

19.	Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 19, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

20.	Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic means shall be effective as delivery of an original executed counterpart of this Agreement.

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Agreement as of the date first set forth above.

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ John Huntington
Name:	John Huntington
Title:	Managing Director

By:	/s/ Alvin Varughese
Name:	Alvin Varughese
Title:	Director

CANYON VALOR COMPANIES, INC.

By:	/s/ Jack Pearlstein
Name:	Jack Pearlstein
Title:	Chief Financial Officer

BULLETIN HEALTHCARE LLC;

BULLETIN INTELLIGENCE LLC;

BULLETIN MEDIA LLC;

CANYON VALOR HOLDINGS, INC.;

CAPITOL ACQUISITION CORP. III;

CISION US INC;

ICONTACT LLC;

PR NEWSWIRE ASSOCIATION LLC;

PRIME RESEARCH HOLDING CORP.;

PRIME RESEARCH, LP;

PRN DELAWARE, INC.;

VOCUS ACQUISITION LLC;

VOCUS NM LLC;

VOCUS PRW HOLDINGS LLC;

VOCUS SOCIAL MEDIA LLC;

By:	/s/ Jack Pearlstein
Name:	Jack Pearlstein
Title:	Chief Financial Officer

Acknowledged by:

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ John Huntington
Name:	John Huntington
Title:	Managing Director

By:	/s/ Alvin Varughese
Name:	Alvin Varughese
Title:	Director

SCHEDULE A
TO INCREMENTAL FACILITY AMENDMENT

Name of Incremental Term Loan Lender	Amount
Deutsche Bank AG New York Branch	$75,000,000
Total: $75,000,000